EXHIBIT 10.1

NORTHWEST NATURAL GAS COMPANY

SUMMARY OF EXECUTIVE COMPENSATION

NAMED EXECUTIVE OFFICERS

2005

			Incentive Target
Participant	Title	Annual Salary*	Target Award %	Target Award $	Long Term Incentive Performance Share Grant
Mark S. Dodson	President & Chief Executive Officer	$500,000	50%	$250,000	10,000
David H. Anderson [1]	Senior Vice President & Chief Financial Officer	$265,000	40%	$106,000	5,000
Michael S. McCoy	Executive Vice President, Customer & Utility Operations	$260,000	40%	$104,000	5,000
Margaret D. Kirkpatrick [2]	Vice President & General Counsel	$210,000	30%	$63,000	NA
Gregg S. Kantor	Senior Vice President Public & Regulatory Affairs	$170,000	35%	$59,500	3,000
Lea Anne Doolittle	Vice President Human Resources	$168,000	30%	$50,400	2,000
David A. Weber [3]	Director Information Services and Chief Information Officer	$186,000	25%	$46,500	2,000

Notes:

*	Salaries effective March 1, 2005

[1]	D. H. Anderson became CFO on Sept. 30, 2004. He was granted 5,000 restricted shares which vest 20% per year over 5 years commencing on Oct. 1, 2005. He received a $40,000 hire-on bonus in January 2005.

[2]	Elected June 15, 2005.

[3]	Not an officer. Maximum incentive is 200% of Target.

2004 CEO Annual Incentive

Mr. Dodson received an annual incentive award of $260,000 for performance in 2004.

Annual Executive Incentive Compensation

Incentive compensation for executives for 2005 will be determined according to the terms of the Executive Annual Incentive Plan, effective Jan. 1, 2003, as previously filed as an exhibit to the Company’s 2002 Form 10-K. The Company’s Executive Annual Incentive Plan is intended to advance the interests of the Company and its shareholders by means of an incentive cash bonus program, which will motivate key executives to achieve previously established annual performance goals. The payment of awards under this Plan is contingent upon meeting predetermined individual and Company performance goals. At the beginning of each year, weighted performance goals are established. At year-end, performance is measured against these goals. The results are considered by the Committee in determining the amounts to be awarded, if any.

The amounts of the awards are based on a formula, which reflects an allocation between Company and individual performance criteria. The allocation depends upon each executive’s ability to influence corporate performance. Depending upon position, performance and the other factors considered by the Committee, an executive can earn from 25% to 50% of base salary if the prescribed Company and individual performance goals are met, or up to 37.5% to 75% of base salary if these goals are exceeded.

Individual performance is measured considering (1) achievement of individual performance goals (50-60%), (2) achievement of budget goals (15-25%), (3) values and behaviors ratings by peers (12.5%) and (4) achievement of development goals as determined by the Chief Executive Officer (12.5%).

Company performance goals established for 2005 focused on strengthening the Company’s financial position and increasing shareholder value. These goals included the achievement of: (1) earnings per share in an amount which the Committee determined would demonstrate above average performance; and (2) several operating goals related to customer satisfaction improvement, market share, profitability, capital cost management and productivity in serving customers. In combination, these goals measure the Company’s performance in terms of its overall profitability, customer satisfaction, market share, the reduction of costs and the achievement of greater efficiency. In determining the awards, the Committee accords 50% of the weight to earnings per share and 50% to the combined group of operating goals. The payment of any award for 2005 is conditioned upon the Company’s 2005 earnings per share exceeding a percentage of the target designated in advance by the Committee and being sufficient to cover the payment of all dividends.

Long-Term Incentive Plan Compensation

Long-term incentive compensation for certain executives for 2005 will be determined according to the terms of the Long-Term Incentive Plan, effective July 26, 2001, as previously filed as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2001.

The Long-Term Incentive Plan authorizes the Committee to grant annual awards payable in Company stock, based on the Company’s financial performance over three-year performance cycles. If the performance-based measures are achieved, participants will also receive dividend equivalent cash payments equal to the number of shares of common stock received on the award payout multiplied by the aggregate cash dividends paid per share by the Company during the performance period. Awards granted by the Committee in 2003 were based on a three-year performance cycle covering the period 2003-2005. The performance measure used to determine incentive awards for this cycle is the Company’s average return on equity during the period covered by the award in relation to pre-established targeted objectives.

In 2004 and 2005, awards granted by the Committee included a Company performance measure based on total shareholder return relative to a peer group, with a minimum return of 6% per year for a cycle (75%) and performance milestones relative to the Company’s core and non-core strategic plans (25%). At the end of the cycle, the Committee will determine the Company’s ability to achieve the established criteria and assign a factor to each component ranging between 0% and 200%. As a general guideline, if the Company achieves the targets as stated, the component factor would be 100%.